EXHIBIT 3.81

State of Delaware

Secretary of State

Division of Corporations

Delivered 02:12 PH 05/09/2007

FILED 02:09 PM 05/09/2007

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IMPSAT FIBER NETWORKS, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the

State of Delaware)

IMPSAT FIBER NETWORKS, INC. (the ‘Corporation’), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The present name of the Corporation is IMPSAT FIBER NETWORKS, INC.

2 The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 31, 1994 under the name IMPSAT CORPORATION.

3. A Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 25, 2003 under the name IMPSAT FIBER NETWORKS, INC.

4. A Certificate of Merger of GC Crystal Acquisition, Inc. with and into the Corporation was filed with the Secretary of State of the State of Delaware on May 9, 2007.

5. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of the Corporation. This Amended and Restated Certificate of Incorporation was duly approved by the Board of Directors and stockholders of the Corporation.

6. The text of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the Corporation is IMPSAT FIBER NETWORKS, INC.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, DE 19801 and its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware as it now exists or may hereafter be amended and supplemented.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 having a par value of $0.01 per share. All such shares are Common Stock. The 100 shares of common stock, par value $0.01 per share, of the Corporation issued and outstanding prior to the filing hereof, shall be reclassified, effective as of the filing hereof, into .001 shares of Common Stock.

FIFTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Any repeal or modification of this Article Fifth shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

SIXTH: The Corporation shall, to the fullest extent permitted or required by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons to whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person. Any repeal or modification of this Article Sixth shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

SEVENTH: From time to time any of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the-time in force may be added or inserted in the manner and at the time prescribed by said laws and all rights at any time conferred upon the stockholders of the Corporation by this Amended and Restated Certificate of Incorporation, subject to the provisions of this Article SEVENTH.

EIGHTH: In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional Bylaws and may alter, amend or repeal any Bylaws whether adopted by them or otherwise. The Corporation may in its Bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authority expressly conferred upon the Board of Directors by applicable law.

IN WITNESS WHEREOF, Impsat Fiber Networks, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer this 9 day of May, 2007.

/s/ Mitchell Sussis
Name:	Mitchell Sussis
Title:	Vice President